UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Real Goods Solar, Inc.
(Exact name of registrant as specified in its charter)

Colorado (Jurisdiction of incorporation or organization)	26-1851813 (I.R.S. Employer Identification No.)

110 16th Street, Suite 300
Denver, Colorado 80202
(303) 222-8300
(Address of principal executive offices, zip code)

Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates: N/A.

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class
to be so registered

___________________________________________________

Class A Common Stock, par value $0.0001 per share

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

On March 12, 2019, the Nasdaq Stock Market LLC filed a Form 25 to delist the Class A common stock, par value $0.0001 per share (the “Common Stock”), of Real Goods Solar, Inc. (the “Company”). The Form 25 will withdraw the registration of the Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company has decided to register the Common Stock under Section 12(g) of the Exchange Act pursuant to this Registration Statement on Form 8-A.

The description of the Common Stock under the heading “Description of Common Stock” in the Company’s Registration Statement on Form S-1 (Commission File No. 333-230885) filed with the Securities and Exchange Commission on April 15, 2019, as amended and supplemented to date, is incorporated herein by reference.

The Board of Directors of the Company has the power to issue up to 50,000,000 shares of preferred stock (including the Series A Preferred Stock (as defined below)) with designations, preferences, limitations and relative rights determined by the Board of Directors without any vote or action by shareholders. The issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire the Company, or of discouraging a third party from attempting to acquire the Company.

The Company is authorized to issue shares of Series A 12.5% Mandatorily Convertible Preferred Stock, stated value $1,000.00 per share (the “Series A Preferred Stock”). The Series A Preferred Stock ranks senior to the Common Stock and all other classes of the Company’s capital stock with respect to dividends, redemption and distributions of assets upon liquidation, dissolution or winding up. Upon the Company’s voluntary or involuntary liquidation, dissolution or winding up, before the payment of any amount to the holder of shares of junior stock, but pari passu with any parity stock, the holders of Series A Preferred Stock are entitled to receive an amount equal to the stated value of the Series A Preferred Stock (initially $1,000.00 per share) plus any accrued, but unpaid dividends thereon and all liquidated damages and other amounts then due and owing. If there are insufficient assets to pay in full such amounts, then the available assets shall be ratably distributed to the holders of Series A Preferred Stock in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

The preferences, rights and limitations of the Series A Preferred Stock are set forth in the Certificate of Designation filed with the Office of the Secretary of State of the State of Colorado on September 9, 2016. A description of the Series A Preferred Stock is also available under the heading “Terms of the Preferred Stock” in the Company’s Current Report on Form 8-K (Commission File No. 001-34044) filed with the Securities and Exchange Commission on September 9, 2016, and such description is incorporated herein by reference.

As of May 24, 2019, there are no shares of Series A Preferred Stock outstanding.

Item 2. Exhibits.

The following exhibits to this Registration Statement on Form 8-A are incorporated herein by reference:

Exhibit No.	Description

3.1	Articles of Incorporation of Real Goods Solar, Inc. (Incorporated by reference to Exhibit 3.1 to Real Goods Solar’s Quarterly Report on Form 10-Q filed November 8, 2016 (Commission File No. 001-34044)).

3.2	Certificate of Designation of Preferences, Rights and Limitations of Series A 12.5% Mandatorily Convertible Preferred Stock (Incorporated by reference to Exhibit 3.2 to Real Goods Solar’s Quarterly Report on Form 10-Q filed November 8, 2016 (Commission File No. 001-34044)).

3.3	Statement of Correction to Articles of Incorporation of Real Goods Solar, Inc. (Incorporated by reference to Exhibit 3.3 to Real Goods Solar, Inc.’s Quarterly Report on Form 10-Q filed May 10, 2017 (Commission File No. 001-34044)).

3.4	Articles of Incorporation of Real Goods Solar, Inc., revised to reflect correction made by Statement of Correction to Articles of Incorporation (Incorporated by reference to Exhibit 3.4 to Real Goods Solar’s Registration Statement on Form S-1 filed April 15, 2019 (Commission File No. 333-230885)).

3.5	Bylaws of Real Goods Solar, Inc. (Incorporated by reference to Exhibit 3.2 to Real Goods Solar’s Amendment No. 1 to Registration Statement on Form S-1 filed March 28, 2008 (Commission File No. 333-149092)).

4.1	Form of Real Goods Solar Class A Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to Real Goods Solar’s Amendment No. 5 to Registration Statement on Form S-1 filed May 2, 2008 (Commission File No. 333-149092)).

4.2	Form of Real Goods Solar Series A 12.5% Mandatorily Convertible Preferred Stock Certificate (Incorporated by reference to Exhibit 4.18 to Amendment No. 3 to Real Goods Solar’s Registration Statement on Form S-1 filed August 25, 2016 (Commission File No. 333-211915)).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

REAL GOODS SOLAR, INC.

Date: May 24, 2019	By:	/s/ Alan Fine
Alan Fine
Chief Financial Officer